Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER EPS OF $0.23, UPDATES 2015 OUTLOOK TO INCLUDE ALASKA OPERATIONS

•                  2Q15 Net Income of $9.9 million and 2Q15 EPS of $0.23, negatively impacted by Acquisition SG&A costs of $0.17 per share and Molasses Settlement costs of $0.16 per share

•                  Excluding these two items (non-GAAP):

•                  2Q15 EPS would have been $0.56, up 33.3% YOY

•                  2Q15 EBITDA would have been $82.8 million, up 41.5% YOY

•                  Raising Full Year 2015 Operating Income Outlook to substantially exceed 2014

HONOLULU, Hawaii (August 4, 2015) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $9.9 million, or $0.23 per diluted share for the quarter ended June 30, 2015.  The Company’s second quarter results were negatively impacted by $13.5 million of additional selling, general and administrative expenses related to the Company’s acquisition of Horizon Lines, Inc. (the “Acquisition”) in excess of the Company’s incremental run-rate target and by $11.4 million of costs related to the Company’s settlement with the State of Hawaii to resolve all claims arising from the discharge of molasses into Honolulu Harbor in September 2013 (the “Molasses Settlement”), which together reduced earnings per diluted share by $0.33.  Net income for the quarter ended June 30, 2014 was $18.1 million, or $0.42 per diluted share. Consolidated revenue for the second quarter 2015 was $447.6 million compared with $436.4 million reported for the second quarter 2014.

For the six months ended June 30, 2015, Matson reported net income of $34.9 million, or $0.79 per diluted share compared with $21.5 million, or $0.50 per diluted share in 2014.  Year-to-date 2015 results were also negatively impacted by the additional selling, general and administrative expenses related to the Acquisition and the costs related to the Molasses Settlement.  Consolidated revenue for the six-month period ended June 30, 2015 was $845.8 million, compared with $828.9 million in 2014.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Our core businesses delivered strong results in the second quarter, led by continued levels of exceptional demand for our premium expedited China service, yield improvements in Hawaii and Guam, further improvements at SSAT, and, for the first time, operating results from our Alaska acquisition.  However, these favorable operational gains were offset by costs related to our Alaska acquisition and, more recently, the resolution of the molasses incident.”

Mr. Cox added, “In Alaska, we’re off to a good start and our integration is progressing as planned.  We are on track to achieve our earnings and cash flow accretion expectations for this business within two years.  Looking ahead to the balance of 2015, we expect Ocean Transportation operating income to moderately exceed 2014 levels and we expect our core businesses to continue to generate significant cash flow to pay down debt, fund growth initiatives, including our new vessel investments, and return capital to shareholders.”

Second Quarter 2015 Discussion and Outlook for Second Half 2015

Alaska Operations Integration:

On May 29, 2015, the Company completed its previously announced Acquisition, of which the primary business was the Alaska operations.  The Company expects to complete its integration of the Alaska operations within two years post-closing, at which point incremental run-rate selling, general and administrative expenses are expected to be approximately $15.0 million per year or $3.8 million per quarter. The Company’s results for the second quarter 2015 were negatively impacted by approximately $13.5 million of additional selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target, consisting primarily of transaction costs, integration costs, and corporate overhead expenses.  In the second half 2015, the Company expects to incur approximately $25 million of selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target.

Ocean Transportation:

In the second quarter 2015, the Hawaii trade experienced modest westbound market growth; however, the Company continued to experience competitive losses in eastbound backhaul freight.  For the second half 2015, the Company expects market growth in the Hawaii trade to continue, with its Hawaii volume expected to be higher than the second half 2014.

In the China trade, freight rates were higher in the second quarter 2015 than in the year earlier period, reflecting a continuation of rate gains made in the latter half of 2014.  For the second half 2015, the Company expects to maintain its volume and average freight rates with high vessel utilization levels, as its expedited service continues to realize a sizeable premium to market rates.  In Guam, stable economic activity is expected and the Company envisions its volume to be modestly better than 2014, assuming no new competitors enter the market.

The Company’s operating results for the second quarter 2015 included the operating results from Alaska for the period from May 29 to June 30, 2015.  For the second half 2015, the Company expects Alaska container volume to approximate the 35,000 loads achieved by Horizon in the comparable period in 2014.

On July 29, 2015, the Company reached a settlement with the State of Hawaii to resolve all civil, criminal and administrative claims that the State may have had arising from the molasses release.  The Company paid $5.9 million in cash to the State and agreed to remove the molasses tank farm and pier risers at Sand Island Terminal in Honolulu, which is estimated to cost between $5.5 million and $9.5 million.  The Company’s results for the second quarter 2015 were negatively impacted by approximately $11.4 million of costs related to the Molasses Settlement.

In the second half of 2015, exclusive of the aforementioned $25 million of additional selling, general and administrative expenses in excess of the Company’s incremental run-rate target, the Company expects Ocean Transportation operating income to moderately exceed the $88.9 million achieved in the second half of 2014.  However, the Company expects operating income contribution for each of the third and fourth quarters 2015 to be considerably different than the comparable periods in 2014.  Specifically, third quarter 2015 operating income is expected to be approximately 50 percent higher and fourth quarter 2015 operating income is expected to be considerably lower than the comparable periods in 2014.  With the second half of 2015 now expected to moderately exceed the second half of 2014, Ocean Transportation operating income for the full year 2015 is now expected to be substantially higher than 2014, exclusive of approximately $38.5 million of full year selling, general and administrative expenses in excess of the Company’s incremental run-rate target and the impact of the Molasses Settlement.

Logistics: The Company expects full year 2015 operating income to approximate the 2014 level of $8.9 million.

Interest Expense: The Company expects its interest expense in the second half 2015 to increase to approximately $10 million, primarily due to the incremental borrowings required to fund the Acquisition.

Income Tax Expense: Net income and earnings per share in the second quarter 2015 were adversely impacted by an effective tax rate of 66 percent as compared to 42 percent in the second quarter 2014.  Income tax expense for the second quarter 2015 included a $4.8 million non-cash adjustment to deferred tax assets, which increased the effective tax rate by 16.5 percentage points and negatively impacted earnings per share by $0.11. The second quarter 2015 effective tax rate was further negatively impacted by changes in the value of deferred taxes and non-deductible expenses as a result of the Acquisition. The Company expects its effective tax rate for the second half 2015 to be approximately 40 percent.

Other: In the first half 2015, the Company had maintenance capital expenditures of approximately $12.2 million.  In the second half 2015, the Company expects maintenance capital expenditures to be approximately $35 million and scheduled contract payments relating to its two vessels under construction to be $33 million. The Company also expects to make additional contributions to its CCF in 2015, which are expected to exceed the $65.5 million net contribution made in 2014.

Results By Segment

Ocean Transportation — Three months ended June 30, 2015 compared with 2014

	Three Months Ended June 30
(dollars in millions)	2015	2014	Change
Ocean Transportation revenue	$346.7	$321.1	8.0%
Operating costs and expenses	315.3	288.3	9.4%
Operating income	$31.4	$32.8	(4.3)%
Operating income margin	9.1%	10.2%

Volume (Units) (1)
Hawaii containers	34,500	34,800	(0.9)%
Hawaii automobiles	17,800	19,600	(9.2)%
Alaska containers (2)	4,800	—	—
China containers	15,400	15,700	(1.9)%
Guam containers	5,900	6,200	(4.8)%
Micronesia/South Pacific containers	3,800	3,100	22.6%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)         Alaska container volumes represent operations from May 29, 2015 to June 30, 2015

Ocean transportation revenue increased $25.6 million, or 8.0 percent, during the second quarter 2015 compared with the second quarter 2014. This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska operations for the period from May 29 to June 30, 2015, higher freight rates in the Company’s expedited China service and yield improvements in Hawaii and Guam, partially offset by lower fuel surcharge revenue.

On a year over year basis, Hawaii container volume was 0.9 percent lower as modest westbound market growth was more than offset by lower eastbound backhaul freight; China volume was approximately flat reflecting continued high utilization and demand for Matson’s premium expedited service; Guam volume declined by 4.8 percent due to the timing of select shipments; and Hawaii automobile volume decreased 9.2 percent primarily due to certain customer losses.  Alaska volume was included in the Company results for the first time and reflects operations from May 29 to June 30, 2015.

Ocean transportation operating income decreased $1.4 million during the second quarter 2015 compared with the second quarter 2014. The decrease was primarily due to $13.5 million of additional selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target, $11.4 million of costs related to the Molasses Settlement, and higher terminal handling expenses.  Offsetting these unfavorable items were higher freight rates in China, yield improvements in Hawaii and Guam, the initial inclusion of operating results for the Alaska trade, and the timing of fuel surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $5.2 million during the second quarter 2015, compared to a $2.1 million contribution in the second quarter 2014.  The increase was primarily attributable to the clearing of international carrier cargo backlog.

Ocean Transportation — Six months ended June 30, 2015 compared with 2014

	Six Months Ended June 30
(dollars in millions)	2015	2014	Change
Ocean transportation revenue	$652.2	$615.7	5.9%
Operating costs and expenses	576.9	573.5	0.6%
Operating income	$75.3	$42.2	78.4%
Operating income margin	11.5%	6.9%

Volume (Units) (1)
Hawaii containers	67,900	68,100	(0.3)%
Hawaii automobiles	33,700	42,800	(21.3)%
Alaska containers (2)	4,800	—	—
China containers	29,800	29,400	1.4%
Guam containers	11,600	12,200	(4.9)%
Micronesia/South Pacific containers	6,400	6,300	1.6%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)         Alaska container volumes represent operations from May 29, 2015 to June 30, 2015

Ocean transportation revenue increased $36.5 million, or 5.9 percent, during the six months ended June 30, 2015 compared with the six months ended June 30, 2014. This increase was primarily due to higher freight rates in the Company’s expedited China service, the inclusion of revenue from the Company’s acquired Alaska operations for the period from May 29 to June 30, 2015 and yield improvements in Hawaii and Guam, partially offset by lower fuel surcharge revenue and lower Guam volume.

On a year over year basis, Hawaii container volume was effectively flat as modest westbound market growth was offset by lower eastbound backhaul freight; China volume was up 1.4 percent reflecting continued high utilization and demand for Matson’s premium expedited service; Guam volume declined by 4.9 percent due to the timing of select shipments; and Hawaii automobile volume decreased 21.3 percent primarily due to certain customer losses.  Alaska volume was included in the Company results for the first time and reflects operations from May 29 to June 30, 2015.

Ocean transportation operating income increased $33.1 million during the six months ended June 30, 2015 compared with the six months ended June 30, 2014. The increase was primarily due to higher freight rates in China, the timing of fuel surcharge collections, yield improvements in Hawaii and Guam, and the initial inclusion of operating results for the Alaska trade.  Partially offsetting these favorable operating income items were $13.5 million of additional selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target, $11.4 million of costs related to the Molasses Settlement, higher terminal handling expenses, and lower Guam container volume.

The Company’s SSAT terminal joint venture investment contributed $8.6 million during the six months ended June 30, 2015, compared to a $2.3 million contribution in the six months ended June 30, 2014.  The increase was primarily attributable to the clearing of international carrier cargo backlog.

Logistics — Three months ended June 30, 2015 compared with 2014

	Three Months Ended June 30
(dollars in millions)	2015	2014	Change
Intermodal revenue	$55.0	$67.2	(18.2)%
Highway revenue	45.9	48.1	(4.6)%
Total Logistics Revenue	100.9	115.3	(12.5)%
Operating costs and expenses	98.6	112.4	(12.3)%
Operating income	$2.3	$2.9	(20.7)%
Operating income margin	2.3%	2.5%

Logistics revenue decreased $14.4 million, or 12.5 percent, during the second quarter 2015 compared with the second quarter 2014. This decrease was primarily the result of lower intermodal and highway volume and lower fuel surcharge revenue, partially offset by favorable changes in business mix and increased warehouse revenue.

Logistics operating income decreased by $0.6 million, during the second quarter 2015 compared with the second quarter 2014, primarily due to the absence of a favorable litigation settlement received in 2014 and lower international intermodal volume, partially offset by warehouse operating improvements.

Logistics — Six months ended June 30, 2015 compared with 2014

	Six Months Ended June 30
(dollars in millions)	2015	2014	Change
Intermodal revenue	$104.6	$121.8	(14.1)%
Highway revenue	89.0	91.4	(2.6)%
Total Logistics Revenue	193.6	213.2	(9.2)%
Operating costs and expenses	190.3	209.8	(9.3)%
Operating income	$3.3	$3.4	(2.9)%
Operating income margin	1.7%	1.6%

Logistics revenue decreased $19.6 million, or 9.2 percent, during the six months ended June 30, 2015 compared to the six months ended June 30, 2014. This decrease was primarily the result of lower intermodal and highway volume and lower fuel surcharge revenue, partially offset by increased warehouse revenue.

Logistics operating income decreased by $0.1 million during the six months ended June 30, 2015 compared to the six months ended June 30, 2014. The decrease was primarily due to the absence of a favorable litigation settlement received in 2014 and lower international intermodal volume, partially offset by warehouse operating improvements.

EBITDA & Capital Allocation

The Company’s previous definition of EBITDA did not add back deferred dry-docking amortization.  The Company is amending its EBITDA definition to include the add-back of deferred dry-docking amortization which aligns its definition with Horizon’s historical disclosures and is consistent with the majority of comparable marine transportation companies.

Matson generated EBITDA of $57.9 million during the second quarter 2015, compared to $58.5 million in the second quarter 2014.  For the last twelve months ending June 30, 2015, Matson generated EBITDA of $264.0 million.  Absent $13.5 million of selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target and $11.4 million of costs related to the Molasses Settlement, second quarter and last twelve month EBITDA would have been $82.8 million and $288.9 million, respectively.

Maintenance capital expenditures for the six months ended June 30, 2015 totaled $12.2 million compared with $20.2 million in the six months ended June 30, 2014.

On June 25, 2015, Matson’s Board of Directors declared a cash dividend of $0.18 per share payable on September 3, 2015 to all shareholders of record as of the close of business on August 6, 2015, which represented a 5.9 percent increase over Matson’s previous quarterly dividend of $0.17 per share.

Liquidity and Debt Levels

Total debt as of June 30, 2015 was $516.6 million, of which $492.3 million was long-term debt, and an increase of $143.0 million from December 31, 2014 primarily due to borrowings used to fund the Acquisition.  During the second quarter 2015, cash and cash equivalents decreased by $310.0 million to $15.8 million primarily to fund the Acquisition.  The ratio of Net Debt to last twelve month EBITDA was 1.8 as of June 30, 2015.

On July 30, 2015, the Company entered into a private placement agreement pursuant to which Matson expects to issue $75 million of 30-year senior unsecured notes (the “Notes”) in September 2015, subject to satisfying customary closing conditions.  The Notes will have a weighted average life of approximately 13 years and will bear interest at a rate of 3.92 percent, payable semi-annually.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EDT when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Tuesday, August 4, 2015

Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through August 11, 2015 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 83267875. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; consummating and integrating acquisitions, including the continuing integration of Horizon; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

# # #

MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In millions, except per-share amounts)	2015	2014	2015	2014
Operating Revenue:
Ocean Transportation	$346.7	$321.1	$652.2	$615.7
Logistics	100.9	115.3	193.6	213.2
Total Operating Revenue	447.6	436.4	845.8	828.9

Costs and Expenses:
Operating costs	364.5	366.9	682.7	714.7
Equity in income from terminal joint venture	(5.2)	(2.1)	(8.6)	(2.3)
Selling, general and administrative	54.6	35.9	93.1	70.9
Total Costs and Expenses	413.9	400.7	767.2	783.3

Operating Income	33.7	35.7	78.6	45.6
Interest expense	(4.6)	(4.5)	(8.9)	(8.6)
Income Before Income Taxes	29.1	31.2	69.7	37.0
Income tax expense	(19.2)	(13.1)	(34.8)	(15.5)
Net Income	$9.9	$18.1	$34.9	$21.5

Basic Earnings Per Share:	$0.23	$0.42	$0.80	$0.50
Diluted Earnings Per Share:	$0.23	$0.42	$0.79	$0.50

Weighted Average Number of Shares Outstanding:
Basic	43.5	43.0	43.4	43.0
Diluted	44.0	43.2	43.9	43.2

Cash Dividends Per Share	$0.17	$0.16	$0.34	$0.32

MATSON, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30	December 31
(In millions)	2015	2014
ASSETS
Cash and cash equivalents	$15.8	$293.4
Other current assets	307.1	226.1
Total current assets	322.9	519.5
Investment in terminal joint venture	68.9	64.4
Property and equipment, net	839.2	691.2
Capital Construction Fund deposits	27.5	27.5
Intangible assets, net	141.7	2.5
Goodwill	247.1	27.4
Other long-term assets	78.9	69.3
Total assets	$1,726.2	$1,401.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of debt	$24.3	$21.6
Other current liabilities	282.4	201.9
Total current liabilities	306.7	223.5

Long-term debt	492.3	352.0
Deferred income taxes	325.2	308.4
Other long-term liabilities	156.6	154.1
Multi-employer withdrawal liabilities	58.5	—
Total long-term liabilities	1,032.6	814.5

Total shareholders’ equity	386.9	363.8
Total liabilities and shareholders’ equity	$1,726.2	$1,401.8

NET DEBT RECONCILIATION

		June 30,
(In millions)		2015
Total Debt:		$516.6
Less:	Cash and cash equivalents	(15.8)
	Cash on deposit in Capital Construction Fund	(27.5)
Net Debt		$473.3

EBITDA RECONCILATION

		Three Months Ended
		June 30			Last Twelve
(In millions)		2015	2014	Change	Months
Net Income		$9.9	$18.1	$(8.2)	$84.2
Add:	Income tax expense	19.2	13.1	6.1	71.2
Add:	Interest expense	4.6	4.5	0.1	17.6
Add:	Depreciation and amortization	18.6	17.4	1.2	69.4
Add:	Drydock Amortization	5.6	5.4	0.2	21.6
EBITDA (1)		$57.9	$58.5	$(0.6)	$264.0

Add:	Acquisition related SG&A in excess of run-rate target	13.5	—	13.5	13.5
Add:	Molasses Settlement	11.4	—	11.4	11.4
EBITDA (before Acquisition SG&A and Molasses Settlement)		$82.8	$58.5	$24.3	$288.9

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.

Diluted Earnings per Share before Acquisition Related SG&A and Molasses Settlement Reconciliation

(in millions, except per share amount)		Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Net Income		$9.9	$34.9
Add:	Acquisition related SG&A in excess of run-rate target	13.5	13.5
Add:	Molasses Settlement	11.4	11.4
Less:	Income tax expense effect of Acquisition related SG&A in excess of run-rate target	(5.9)	(5.9)
Less:	Income tax expense effect of Molasses Settlement	(4.5)	(4.5)
Net Income before Acquisition Related SG&A and Molasses Settlement		24.4	49.4
Weighted Average Number of Shares - Diluted		44.0	44.0
Diluted Earnings per-share before Acquisition Related SG&A and Molasses Settlement		$0.56	$1.12